Exhibit 10(e)
VIACOMCBS BONUS DEFERRAL PLAN FOR DESIGNATED SENIOR EXECUTIVES PART A

(2021 Restatement)

Table of Contents

ViacomCBS Bonus Deferral Plan For Designated Senior Executives Part A		1
Section 1. Establishment and Purpose of the Plan		3
1.1	Establishment	3
1.2	Purpose	3
Section 2. Definitions		3
Section 3. Participation		5
3.1	Election to Participate	5
3.2	Amount of Elections	5
Section 4. Individual Account		6
4.1	Creation of Accounts	6
4.2	Joint Payment Option Election	6
4.3	Investments	7
4.4	Account Statements	8
Section 5. Payment		9
5.1	Payment on Account of Termination of Employment for Reasons Other than Disability	9
5.2	Payment on Account of Disability	9
Section 6. Nature of Interest of Participant		9
Section 7. Hardship Distributions and Deferral Revocations		9
Section 8. Beneficiary Designation		10
Section 9. Administration		10
9.1	Administrative Committee	10
9.2	Powers of the Administrative Committee	10
9.3	Claims Procedure	10
9.4	Finality of Administrative Committee Determinations	11
9.5	Severability	11
9.6	Governing Law	11
9.7	Gender	11
Section 10. No Employment Rights		11
Section 11. Amendment, Suspension, and Termination		11

Section 1. Establishment and Purpose of the Plan.

1.1Establishment. The Viacom Bonus Deferral Plan for Designated Senior Executives was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. As of December 31, 2005, it was renamed the CBS Bonus Deferral Plan for Designated Senior Executives, and as of October 1, 2021, it is hereby amended and restated as the ViacomCBS Bonus Deferral Plan for Designated Senior Executives. Participation in this Plan is limited to employees of an Employer who are identified by the Company as executive officers and directors for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) and any employee of any Employer who is eligible to participate in the CBS Bonus Deferral Plan, or as applicable its successors, including the ViacomCBS Bonus Deferral Plan, and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934. Any Bonus deferrals made under the CBS Bonus Deferral Plan (i) by a Reporting Employee who was a participant in the CBS Excess 401(k) Plan on August 28, 2002 and who became a participant in the Plan on that date, or (ii) by any other Reporting Employee who was a participant in the CBS Bonus Deferral Plan, or as applicable its successors, including the ViacomCBS Bonus Deferral Plan, and who becomes a Reporting Employee (or whose securities become attributable to a Reporting Employee) after August 28, 2002, were transferred to the Plan as of December 1, 2005 or, if later, the date such employee becomes a Reporting Employee (or the date his securities become attributable to a Reporting Employee). Except as provided to the contrary herein, any elections and deferrals made under the CBS Excess 401(k) Plan or the CBS Bonus Deferral Plan by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) prior to the date his account is transferred to the Plan shall remain in full force and effect.

1.2Purpose. The purpose of Part A of this Plan is to provide the means by which an Eligible Employee could have, in certain circumstances, elected to defer receipt of a portion of his cash bonus paid under the CBS Corporation Short Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer prior to January 1, 2005. All Deferrals on or after January 1, 2005, are governed by Part B of the Plan.

Section 2. Definitions.

The following words and phrases as used in Part A of this Plan have the following meanings:

2.1The term “Account” shall mean a Participant’s individual account, as described in Section 4 of the Plan.

2.2The term “Administrative Committee” means (i) for the periods prior to June 1, 2020, the CBS Retirement Committee, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegate or delegates.

2.3The term “Board of Directors” means the Board of Directors of the Company.

2.4The term “Bonus” means any cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

2.5The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elected to defer under the terms of Part A of this Plan. The portion of any Bonus earned in the year 2002 that an Eligible Employee elected to defer under the CBS Excess 401(k) Plan shall be deferred under this Plan, and shall not be recognized under the CBS Excess 401(k) Plan.

2.6The term “Company” shall refer to (i) CBS Corporation and its subsidiaries for periods prior to December 4, 2019, and (ii) ViacomCBS Inc. for the periods on and after December 4, 2019.

2.7The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 5 of the Plan.
2.8The term “Eligible Employee” means an employee of an Employer who is an eligible employee under the CBS Excess 401(k) Plan for Designated Senior Executives, and as applicable its successors. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years during which the Eligible Employee remains an eligible employee under the CBS 401(k) Excess Plan for Designated Senior Executives, and as applicable its successors.

2.9The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

2.10The term “Investments Committee” means (i) for the periods prior to June 1, 2020, the Investments Committee for CBS Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.11The term “Investment Options” means (i) prior to January 1, 2014, the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account, (ii) effective as of January 1, 2014 through December 31, 2014, the notional investment options selected by the CBS Retirement Committee in its sole discretion, and (iii) effective as of January 1, 2015, means the notional investment options elected by the Investments Committee, in its sole discretion.

2.12The term “Joint Payment Option” means the Participant’s joint payment option election in accordance with Section 4.2 with respect to the distribution upon his termination of employment of amounts credited to his account in the CBS Excess 401(k) Plan for Designated

Senior Executives, or as applicable its successors, including the ViacomCBS Excess 401(k) Plan for Designated Senior Executives, to his Account in this Plan.

2.13The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

2.14The term “Plan” means (i) for the periods prior to October 1, 2021, the CBS Bonus Deferral Plan for Designated Senior Executives, and (ii) for the periods on and after October 1, 2021, the ViacomCBS Bonus Deferral Plan for Designated Senior Executives.

Section 3. Participation.

3.1Election to Participate.

(a)An Eligible Employee must have elected to participate in the Plan.

(b)(i)    Any election to defer a portion of a Bonus earned in the year 2002 that was made by an Eligible Employee prior to August 28, 2002 under the CBS Excess 401(k) Plan shall be recognized by and be deemed to have been made under this Plan, and such Eligible Employee shall have become a Participant in this Plan on August 28, 2002.

(ii)    For any employee who first became an Eligible Employee after 2002, any bonus deferral election made under the CBS Bonus Deferral Plan for the Bonus to be earned in the year in which he first became an Eligible Employee in this Plan, shall be recognized by and be deemed to have been made under this Plan, and such Eligible Employee shall become a Participant in this Plan on the date he becomes an Eligible Employee in this Plan.

(c)For the Plan Year in which an employee first became an Eligible Employee, if such Eligible Employee was not an eligible employee under the CBS Bonus Deferral Plan immediately prior to becoming an Eligible Employee, such Eligible Employee must have elected to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first became an Eligible Employee in order for the election to be valid. Prior to December 31st of each Plan Year, an Eligible Employee could have elected to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 2002, an Eligible Employee may have made a Bonus Deferral Contribution election with respect to any cash bonus to be earned in 2003 that was scheduled to be paid in 2004 under the CBS Corporation Short-Term Incentive Plan. An Eligible Employee could have made an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election. On and after January 1, 2005, all Bonus Deferral Contributions are deferred under Part B of the Plan.

3.2Amount of Elections. Each election filed by a Participant must have specified the amount of Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

Section 4. Individual Account.

4.1Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Bonus Deferral Contributions made in all Plan Years, including any Bonus Deferral Contributions for the Bonus earned in 2002 that were attributable to the Bonus Deferral Contribution elections originally made under the CBS Excess 401(k) Plan.

4.2Joint Payment Option Election.

(a)With respect to each Participant in the Plan on August 28, 2002 who was immediately prior to that date a participant in the CBS Excess 401(k) Plan for Designated Senior Executives, any Joint Payment Option election recognized under the CBS Excess 401(k) Plan for Designated Senior Executives shall apply to the total amount credited to the Participant’s Account in this Plan, together with the total amounts credited to the Participant’s Account in this Plan.

(b)(i) If an Eligible Employee who first became a Participant in this Plan after August 28, 2002, any Joint Payment Option election made by the Participant under the CBS Excess 401(k) Plan for Designated Senior Executives shall apply to the Participant’s Account in this Plan.

(ii)    If an Eligible Employee was not a participant in the CBS Excess 401(k) Plan for Designated Senior Executives and, therefore, did not have in effect a Joint Payment Option election under such Plan, the Eligible Employee shall elect a Joint Payment Option under this Plan at the same time that the Eligible Employee files his initial election to commence participation in the Plan pursuant to Section 3.2. Any such Joint Payment Option election made by the Participant in this Plan shall also apply to any future Excess Salary Deferral Contributions that the Participant may make under the CBS Excess 401(k) Plan for Designated Senior Executives, or its successors including the ViacomCBS Excess 401(k) Plan for Designated Senior Executives.

(c)A Participant may elect to receive his entire Account in either of the following Joint Payment Options: (l) a single lump sum; or, (2) annual payments over a period of two, three, four or five years on or about January 31st beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Joint Payment Option election is made in accordance with the terms of the Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Joint Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31st of the second, third, fourth, or fifth calendar year following the year in which the Participant terminates employment. In the event a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates at the time of making his Joint Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a lump sum payment and terminates employment in 2022, such lump sum shall be paid on or about January 31, 2023. A Participant alternatively could designate January 31st of 2024, 2025, 2026 or 2027 in which to receive his lump sum.

Example 2: If a Participant elects a Joint Payment Option that provides for annual payments over a period of four years and terminates employment in 2022, each payment paid on or about January 31st, 2023 through 2026 will be comprised of approximately 25% of the Participant’s Account as of the Participant’s date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January 2023, 20% in January 2024, 30% in January 2025 and 40% in January 2026; or, any other combination of percentages which totals 100%.

(d)Any change of Joint Payment Option election made by a Participant under the CBS Excess 401(k) Plan for Designated Senior Executives, or its successors, including the ViacomCBS Excess 401(k) Plan for Designated Senior Executives, shall apply to the Participant’s Account in this Plan. A Participant may change an existing Joint Payment Option election only one time in any calendar year. Any change of a Participant’s existing Joint Payment Option election made less than six months prior to the Participant’s termination of employment for any reason shall be null and void and the Participant’s last valid Joint Payment Option shall remain in effect.

4.3Investments.

(a)Prior to January 1, 2014, all Bonus Deferral Contributions were credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan; or if no such election has been made, in the PRIMCO Stable Value Fund (or any successor fund).

Effective as of January 1, 2014, a Participant may select from a list of notional Investment Options how the balance of his Account will be invested. If no selection is made, the Participant’s Account will be notionally invested in the “qualified default investment alternative” (within the meaning of CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan) in effect from time to time. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in the manner designated by the Investments Committee. The Investments Committee shall develop such procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts, including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options.

(b)(i) Prior to October 2, 2017, if a terminated Participant elected (or was deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminated employment, no additional adjustments were made to the Participant’s Account after December 31st of the calendar year in which the Participant terminated employment. If a Participant elected a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum was paid.

(ii)    Effective October 2, 2017, if a terminated Participant elected (or is deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment, or if the Participant elects a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant’s Account shall be credited with earnings based on the rate of return of his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which the single lump sum payment is determined and paid.

(c)(i) Prior to October 2, 2017, if a terminated Participant elected annual payments, no additional adjustments were made to any amount payable in the first calendar year following the year in which the Participant terminated employment. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment was made.

(ii)    Effective October 2, 2017, if a terminated Participant elects annual payments, the Participant’s Account shall be credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which each annual payment is determined and paid.

(d)No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.4Account Statements. Each Participant will be given, at least annually, a statement showing (i) Bonus Deferral Contributions, and (ii) the balance of the Participant’s Account after crediting Investments.

Section 5. Payment.

5.1Payment on Account of Termination of Employment for Reasons Other than Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Joint Payment Option in effect with respect to the Participant.

5.2Payment on Account of Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following the date he meets the definition of Disability in accordance with the Joint Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Account shall be made as otherwise provided in this Section 5 at the time of his subsequent termination of employment.

Section 6. Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 7. Hardship Distributions and Deferral Revocations.

A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 8. Beneficiary Designation.

Prior to January 1, 2014, Participant’s beneficiary designation for this Plan were automatically the same as the Participant’s beneficiary designation recognized under the CBS Excess 401(k) Plan. Effective as of January 1, 2014, a Participant’s beneficiary designation for the Plan will be a separate written designation in a form acceptable to the Administrative Committee that has been properly filed with the Administrative Committee and recorded in the Company’s records. If no such beneficiary designation has been made under the Plan, then a Participant’s beneficiary designation for the Plan shall be the same as the Participant’s beneficiary designation recognized under the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan, as applicable. If no such beneficiary designation has been made under the CBS Excess 401(k) Plan, or its successors, then a Participant’s beneficiary designation for the Plan shall be the same as the Participant’s beneficiary designation recognized under the CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan, as applicable.

Section 9. Administration.

9.1Administrative Committee. This Plan will be administered by the Administrative Committee, the members of which will be selected by the Board of Directors.

9.2Powers of the Administrative Committee. The Administrative Committee’s powers will include, but will not be limited to, the power:

(i)to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)to adopt rules consistent with the Plan; and

(iv)to approve certain amendments to the Plan.

9.3Claims Procedure. The Administrative Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Administrative Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Administrative Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Administrative Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

9.4Finality of Administrative Committee Determinations. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

9.5Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

9.6Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

9.7Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 10. No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 11. Amendment, Suspension, and Termination.

The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his account. In the event the Plan is terminated, the Administrative Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.

IN WITNESS WHEREOF, in accordance with the Administrative Committee’s August 20, 2021 Unanimous Written Consent, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee